EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of China Green Agriculture In. on Form S-3/A of our report dated September 03, 2010 on the consolidated balance sheets of China Green Agriculture. and its subsidiaries as of June 30, 2010 and 2009 and the consolidated statements of shareholders’ equity, operations, and cash flows for the two years in the period ended June 30, 2010.  We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

Kabani and Company, Inc.
Certified Public Accountants

Los Angeles, California
December  30, 2010